EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Inquiries:
Rick Eisenberg
(212) 496-6828
Eisenberg Communications

Christopher Welch
Glowpoint, Inc.
(866) 456-9764, ext. 2002
pr@glowpoint.com

Glowpoint Files 2006 Year End Results
Determines that the Series B warrants are not exercisable

HILLSIDE, N.J. June 6, 2007 - Glowpoint, Inc. (OTC:GLOW.PK), a premiere broadcast-quality IP-based managed video service provider, announced today that it has filed its annual report and the interim quarterly reports for the year ending December 31, 2006. A conference call will be held on Monday, June 11, at 4:30 pm EDT to discuss the results.

In its 10-K filing, Glowpoint has also provided a more detailed description of the key role Glowpoint plays in the burgeoning video communications and telepresence industries. Interested parties are invited to read the 10-K at www.glowpoint.com.

In March 2006, Glowpoint implemented a corporate restructuring plan (the “March 2006 Restructuring”) designed to reduce certain operating, sales, marketing, and general and administrative costs. In addition, as a result of a debt raise in March/April of 2006, Glowpoint had a further goal of achieving positive operating income, excluding certain items, in the fourth quarter of 2006, as defined in Schedule A of the Series B warrant covenant. Failure to achieve that fourth quarter goal would have triggered the exercisability of warrants to acquire approximately six million shares of common stock with an exercise price of $0.01 per share (the “Series B Warrants”). With the filing of its annual report, Glowpoint has determined that the 2006 fourth quarter goal has been achieved and the Series B Warrants are not exercisable.

Management’s March 2006 Restructuring yielded improvements to most major metrics. The following represent a few highlighted improvements, which are qualified in their entirety by the audited financial statements included in the 10-K.

Revenue increased by $1,776,000, or 10.0%, to $19,511,000 in 2006 from $17,735,000 in 2005. Subscription and related revenue increased $1,689,000, or 15.0%, to $12,934,000 in 2006 from $11,245,000 in 2005. Cost of revenue decreased by $1,401,000, or 9.3%, to $13,583,000 in 2006 from $14,984,000 in 2005. The cost savings, combined with growth in revenue, caused gross margin to increase to 30.4% in 2006 from 15.5% in 2005, with gross margin increasing $3,177,000, or 115.5%, to $5,928,000 in 2006 from $2,751,000 in 2005.

The March 2006 Restructuring also had a positive impact on general and administrative (G&A) expenses, which includes direct corporate expenses related to costs of personnel in the various corporate support categories, including executive, finance, human resources, and information technology. G&A expenses decreased $3,071,000, or 21.7%, in 2006 to $11,049,000 from $14,120,000 in 2005.

Overall, the efforts in 2006 yielded a decrease in net loss by $5,644,000, or 34.3%, to $10,790,000 in 2006 from $16,434,000 in 2005. Net loss attributable to common stockholders was $11,137,000, or $0.24 per basic and diluted share, in 2006. For 2005, the net loss attributable to common stockholders was $18,031,000, or $0.41 per basic and diluted share.

“Led by our talented and dedicated management team, Glowpoint endured an exceedingly difficult period in 2006,” said Michael Brandofino, president and CEO. “Now, we are now in a position to focus all our attention on growing the company and take advantage of the burgeoning opportunities for telepresence solutions in the video communications industry.”

Conference Call Details

The conference call will take place at 4:30 p.m. EDT on Monday, June 11, 2007. Interested participants should call (866) 543-6403 and use passcode 84940939. International participants should call (617) 213-8896 and use the same passcode.

A recording of the conference call will be available beginning June 11, 2007 and will remain archived through July 18, 2007. To listen to the playback, please call (888) 286-8010 and use passcode 49507205.  For international playback, dial (617) 801-6888 and use the same passcode.

This call is being audio webcast by CCBN and can be accessed at Glowpoint's website at http://www.glowpoint.com. The audio webcast will also be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at http://www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network, such as America Online's Personal Finance Channel, Fidelity Investments® (www.fidelity.com), and others. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents: http://www.streetevents.com.

About Glowpoint

Glowpoint, Inc. (OTC:GLOW.PK) is a premiere broadcast-quality, IP-based managed video services provider. Glowpoint offers video conferencing, bridging, technology hosting, and IP-broadcasting services to a vast array of companies, from large Fortune 100® enterprises to small and medium-sized businesses. Glowpoint’s managed-video services are available bundled with Glowpoint’s quality-network offering or as a value-added managed-video service across other networks. Glowpoint is exclusively focused on high quality, two-way video communications and has been supporting millions of video calls since its launch in 2000. Glowpoint is headquartered in Hillside, New Jersey. To learn more about Glowpoint, visit www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission.

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